Exhibit 99.1

Contact:
Sandra Rodriguez	225.388.7654
Sherry Knapp	804.788.6107

Albemarle Reports Fourth Quarter and Full Year 2007 Results

Full year and fourth quarter highlights:

•	Record annual net income of $230 million

•	Record annual operating profit of $310 million

•	Record annual Catalyst sales and segment income of $894 million and $155 million, up 6.6% and 25.2%, respectively

•	Fourth quarter fully diluted earnings per share (EPS) of $0.60/share

•	Fourth quarter net sales increased 2.5% year over year and 2.6% sequentially

•	Fourth quarter operating profit up 0.9% year over year

	Three Months Ended December 31,		Year Ended December 31,
In thousands, except per share amounts	2007	2006	2007	2006
Net Sales	$599,156	$584,537	$2,336,187	$2,368,506
Operating Profit	$77,500	$76,841	$309,887	$177,484
Net Income	$58,620	$62,977	$229,690	$142,969
Diluted EPS	$0.60	$0.65	$2.36	$1.47

RICHMOND, Va.,—January 28—Albemarle Corporation (NYSE: ALB) reported fourth quarter 2007 net income of $58.6 million, or 60 cents per share, down from $63.0 million, or 65 cents per share, for the fourth quarter of 2006. This decline was principally due to tax benefits recorded in 2006 for changes in foreign statutory tax rates. Operating profit increased to $77.5 million as record performance in the Company’s Catalysts business segment and corporate cost reductions were partially offset by declines in the Polymer Additives and Fine Chemicals business segments. The Company reported net sales in the fourth quarter of 2007 totaling $599 million compared to fourth quarter 2006 net sales of $585 million.

Net income for 2007 was $229.7 million, or $2.36 per share, up 61 percent from $143.0 million, or $1.47 per share, for 2006. Excluding the second quarter charge related to the closure of our Dayton fine chemistry facility, net income for 2007 was $232.9 million, or $2.40 per share. Net income for 2006, excluding the third quarter charge related to the divestiture of the Thann, France facility, was $201.4 million, or $2.07 per share. Net sales for 2007 were $2.34 billion compared to $2.37 billion for 2006.

Commenting on results, Mark C. Rohr, President and CEO, stated, “We ended 2007 with solid results in a tough economic environment. Achieving record annual earnings, 16 percent above 2006 excluding the Thann and Dayton charges, demonstrates the value of our strategy to drive earnings growth and value for our shareholders. All three business segments executed well in the face of raw material inflation and soft demand in some of our consumer-related products. Our diverse portfolio, geographic balance, and commitment to operational excellence position us to achieve solid earnings growth in 2008.”

Quarterly Segment Results

Fine Chemicals net sales for the fourth quarter of 2007 were $131.1 million, a 20 percent decrease versus the fourth quarter of 2006. This decline is due primarily to reduced revenue from clear brines volumes and the absence of TAMIFLU® intermediates sales that positively impacted fourth quarter 2006 revenue. Segment income for the fourth quarter of 2007 decreased 22 percent versus the fourth quarter of 2006 to $17.7 million due to reduced volume and higher costs in Performance Chemicals partially offset by improved pricing and costs in Fine Chemistry Services. Fine Chemicals full year segment income of $86.9 million improved 40 percent over 2006.

Polymer Additives recorded net sales for fourth quarter 2007 of $233.6 million, a 2 percent increase versus the fourth quarter of 2006. Net sales increased in our stabilizers and curatives portfolio due primarily to improved pricing. Flame retardants net sales declined year over year primarily due to reduced volumes in brominated flame retardants, partially offset by improvements in mineral flame retardants sales, pricing and product mix. Polymer Additives segment income for the fourth quarter of 2007 declined 21 percent from the fourth quarter of 2006 to $30.3 million due primarily to lower brominated flame retardant sales volumes and higher raw material costs, partially offset by improved product pricing and mix.

Catalysts recorded net sales for the fourth quarter of 2007 of $234.6 million, an increase of 22 percent versus fourth quarter 2006, due primarily to improved pricing in FCC and Polyolefin Catalysts and higher volumes in HPC Catalysts. Catalysts segment income for the fourth quarter of 2007 increased 37 percent versus the fourth quarter of 2006 to $41.7 million, a quarterly record. The Catalysts segment had record annual sales and segment income for 2007.

Cash Flow

In 2007, our cash and cash flow from operations funded capital expenditures for plant machinery and equipment of $99 million, stock repurchases of $101 million, dividends to shareholders of $40 million, and net repayments of long-term debt of $26 million. During the quarter, interest and financing expenses were $9.5 million versus fourth quarter 2006 expenses of $10.5 million.

Taxes

Our fourth quarter 2007 effective income tax rate was 17.1 percent, and benefited from a favorable mix of earnings from foreign operations. Our income tax expense for the fourth quarter of 2006 included benefits from changes in foreign statutory tax rates. The full year 2007 effective income tax rate was 19.8 percent.

Outlook

The first weeks of 2008 have been solid for our business, and we have not experienced any material weakness that might be attributed to the risk in the U.S. and global economic outlooks. Our business serves many diverse end markets and we expect continued Asian and Middle East growth to compensate for slower market growth in the U.S. We are continuing to increase our presence in China with expansions underway that will help us grow flame retardants, antioxidants and fine chemicals in 2008. Absent a major global recession, we expect oil demand to remain strong and we have the catalyst production capacity on line to meet this growth in demand for 2008 and 2009. While our general business conditions are not indicating an economic slowdown, we continue to see dramatic inflation in raw materials and energy. Passing these costs through remains a challenge and area of focus for Albemarle.

Earnings Call

The Company’s performance for the fourth quarter ended December 31, 2007 will be discussed on a conference call at 9:00 AM Eastern Standard Time on January 29, 2008, which can be accessed through Albemarle’s website under Investor Information at www.albemarle.com.

Albemarle Corporation, headquartered in Richmond, Virginia, is a leading global developer, manufacturer and marketer of highly-engineered specialty chemicals for consumer electronics; petroleum and petrochemical processing; transportation and industrial products; pharmaceuticals; agricultural products; construction and packaging materials. The Company operates in three business segments, Polymer Additives, Catalysts and Fine Chemicals and serves customers in approximately 100 countries.

Forward-Looking Statements

Some of the information presented in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although we believe our expectations as reflected are based on reasonable assumptions within the bounds of our knowledge of our business and operations, there can be no assurance that actual results will not differ materially. Factors that could cause actual results to differ from expectations include, without limitation: the inability to pass through increases in costs and expenses for raw materials and energy; competition from other manufacturers; changes in demand for our products; the gain or loss of significant customers; fluctuations in foreign currencies; and increased government regulation of our operations or our products. Additional factors that could cause our results to differ materially from those described in the forward-looking statements can be found under “Risk Factors” in Item 1A of our Annual Report on Form 10-K for the period ended December 31, 2006 and our 2007 Quarterly Reports on Form 10-Q and in our other public filings with the Securities and Exchange Commission. Readers are urged to review and consider carefully the disclosures we make in our filings with the Securities and Exchange Commission.

Albemarle Corporation and Subsidiaries

Consolidated Statements of Income

(In Thousands of Dollars, Except Share and Per Share Amounts) (Unaudited)

	Fourth Quarter Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006
Net sales	$599,156	$584,537	$2,336,187	$2,368,506
Cost of goods sold	442,798	435,788	1,713,696	1,817,692

Gross profit	156,358	148,749	622,491	550,814
Selling, general and administrative expenses	62,224	59,801	244,969	237,856
Research and development expenses	16,634	12,107	62,691	46,299
Dayton facility closure charge	—	—	4,944 (a)	—
Loss on Thann facility divestiture	—	—	—	89,175 (b)

Operating profit	77,500	76,841	309,887	177,484
Interest and financing expenses	(9,505)	(10,549)	(38,332)	(43,964)
Other income (expenses), net	2,853	236	6,264	(134)

Income before income tax expense, minority interests and equity in net income of unconsolidated investments	70,848	66,528	277,819	133,386
Income tax expense	(12,124)	(3,144)	(55,078)	(2,192)

Income before minority interests and equity in net income of unconsolidated investments	58,724	63,384	222,741	131,194
Minority interests in income of consolidated subsidiaries (net of tax)	(5,322)	(4,463)	(17,632)	(13,258)
Equity in net income of unconsolidated investments (net of tax)	5,218	4,056	24,581	25,033

Net income	$58,620	$62,977	$229,690	$142,969

Basic earnings per share	$0.62	$0.66	$2.41	$1.51
Diluted earnings per share	$0.60	$0.65	$2.36	$1.47
Weighted-average common shares outstanding—Basic	95,209	94,897	95,254	94,624
Weighted-average common shares outstanding—Diluted	96,998	97,517	97,216	97,136

See accompanying notes to the condensed consolidated financial information.

Albemarle Corporation and Subsidiaries

Condensed Consolidated Balance Sheets

(In Thousands of Dollars) (Unaudited)

	December 31, 2007	December 31, 2006
ASSETS
Cash and cash equivalents	$130,551	$149,499
Other current assets	924,310	811,355

Total current assets	1,054,861	960,854

Property, plant and equipment	2,314,509	2,169,433
Less accumulated depreciation and amortization	1,275,966	1,188,858

Net property, plant and equipment	1,038,543	980,575
Other assets and intangibles	744,995	588,939

Total assets	$2,838,399	$2,530,368

LIABILITIES & SHAREHOLDERS’ EQUITY
Current portion of long-term debt	$16,627	$50,731
Other current liabilities	386,290	432,218

Total current liabilities	402,917	482,949

Long-term debt	707,311	681,859
Other noncurrent liabilities	341,354	236,594
Deferred income taxes	108,512	100,868
Shareholders’ equity	1,278,305	1,028,098

Total liabilities & shareholders’ equity	$2,838,399	$2,530,368

See accompanying notes to the condensed consolidated financial information.

Albemarle Corporation and Subsidiaries

Selected Cash Flows Data

(In Thousands of Dollars) (Unaudited)

	Year Ended December 31,
	2007		2006
Cash and cash equivalents at beginning of year	$149,499		$58,570
Cash and cash equivalents at end of period	$130,551		$149,499
Sources of cash and cash equivalents:
Net income	229,690		142,969
Proceeds from borrowings	107,949		134,287
Proceeds from exercise of stock options	21,949		21,395
Uses of cash and cash equivalents:
Capital expenditures	(98,740)		(99,847)
Purchases of common stock	(101,209)		(31,837)
Repayments of long-term debt	(133,506)		(239,257)
Acquisitions, net of cash acquired in 2007	(17,929	)(c)	(25,970)
Dividends paid to shareholders	(40,031)		(31,582)
Dividends paid to minority interests	(14,328)		(6,796)
Non-cash items:
Dayton facility closure charge	4,944		—
Loss on Thann facility divestiture	—		89,175
Depreciation and amortization	106,855		112,950

See accompanying notes to the condensed consolidated financial information.

Albemarle Corporation and Subsidiaries

Consolidated Summary of Segment Results

(In Thousands of Dollars) (Unaudited)

	Fourth Quarter Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006
Segment net sales:
Polymer Additives	$233,550	$229,275	$904,519	$920,451
Catalysts	234,555	192,201	894,229	838,968
Fine Chemicals	131,051	163,061	537,439	609,087

Total segment net sales	$599,156	$584,537	$2,336,187	$2,368,506

Segment operating profit (loss):
Polymer Additives	$31,624	$39,161	$134,365	$151,261
Catalysts	37,851	27,738	135,341	103,415
Fine Chemicals (a)	20,608	24,937	95,880	68,569
Corporate & Other	(12,583)	(14,995)	(50,755)	(56,586)

Total segment operating profit	77,500	76,841	314,831	266,659

Minority interests in income of consolidated subsidiaries:
Polymer Additives	(2,650)	(2,238)	(9,060)	(8,944)
Catalysts	—	—	—	—
Fine Chemicals	(2,946)	(2,416)	(9,013)	(6,388)
Corporate & Other	274	191	441	2,074

Total minority interests in income of consolidated subsidiaries	(5,322)	(4,463)	(17,632)	(13,258)

Equity in net income of unconsolidated investments:
Polymer Additives	1,352	1,350	5,389	5,012
Catalysts	3,876	2,664	19,231	20,074
Fine Chemicals	—	—	—	—
Corporate & Other	(10)	42	(39)	(53)

Total equity in net income of unconsolidated investments	5,218	4,056	24,581	25,033

Segment income (loss):
Polymer Additives	30,326	38,273	130,694	147,329
Catalysts	41,727	30,402	154,572	123,489
Fine Chemicals (a)	17,662	22,521	86,867	62,181
Corporate & Other	(12,319)	(14,762)	(50,353)	(54,565)

Total segment income	77,396	76,434	321,780	278,434
Dayton facility closure charge	—	—	(4,944)	—
Loss on Thann facility divestiture	—	—	—	(89,175)
Interest and financing expenses	(9,505)	(10,549)	(38,332)	(43,964)
Other income (expenses), net	2,853	236	6,264	(134)
Income tax expense	(12,124)	(3,144)	(55,078)	(2,192)

Net income	$58,620	$62,977	$229,690	$142,969

(a)	Excludes the Thann facility divestiture charge and the Dayton facility closure charge.

See accompanying notes to the condensed consolidated financial information.

Notes to the Condensed Consolidated Financial Information

(a)	The year ended December 31, 2007, includes a charge amounting to $4.9 million ($3.1 million after income taxes, or 3 cents per share) that relates to the closure of our Dayton, Ohio fine chemistry facility.

(b)	The year ended December 31, 2006, includes a charge amounting to $89.2 million ($58.4 million after income taxes, or 60 cents per share) that relates to the divestiture of the Thann, France facility effective August 31, 2006.

(c)	On July 31, 2007, we acquired controlling interests in our two antioxidant joint ventures in China: Ningbo Jinhai Albemarle Chemical and Industry Co., Ltd. and Shanghai Jinhai Albemarle Fine Chemicals Co., Ltd. Our ownership interests increased from 25 percent to 75 percent.

Additional Information

It should be noted that net income excluding the Dayton charge and net income excluding the Thann charge are financial measures that are not required by, or presented in accordance with, accounting principles generally accepted in the United States, or GAAP. They are presented here to exclude the impact of certain non-recurring items on our results. We believe these measures are more reflective of our operations, provide transparency to investors and enable period-to-period comparability of financial performance.

A description of other non-GAAP financial measures that we use to evaluate our operations and financial performance, and reconciliation of these non-GAAP financial measures to the most directly comparable financial measures calculated and reported in accordance with GAAP, can be found in the Investor Information section of our website at www.albemarle.com, under “Non-GAAP Reconciliations” under “Investor Relations.”